Exhibit 3.1

Form of

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.Name of Corporation: RLJ Entertainment, Inc.

2.The articles have been amended as follows: (provide article numbers, if available)

The Amended and Restated Articles of Incorporation are hereby amended by adding the following as a new paragraph at the end of Section 4.1:

“Upon the effectiveness of the filing (the “Effective Time”) of the Amendment of Amended and Restated Articles of Incorporation, pursuant to the Chapter 78 of the NRS, each three (3) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.001 per share, automatically and without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  The corporation shall not issue to any holder a fractional share of Common Stock on account of the Reverse Stock Split.  Rather, any fractional share of Common Stock resulting from such change shall be rounded upward to the nearest whole share of Common Stock.  Share interests issued due to rounding are given solely to save the expense and inconvenience of issuing fractional shares of Common Stock and do not represent separately bargained for consideration.  Until surrendered, each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall only represent the number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such Old Certificate were combined into as a result of the Reverse Stock Split.”

3.The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor on the amendment is: 9,275,615 (72%)

4.Effective date and time of filing: (optional) Date: June 24, 2016  Time: 12:01 AM

5.Signature: (required)

/s/ Miguel Penella

Signature of Officer Miguel Penella, President and CEO

1